NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2011

Lagrangeville, New York***February 9, 2011***Command Security Corporation (NYSE Amex: MOC) announced today its financial results for its third fiscal quarter of 2011 ended December 31, 2010.

For the three months ended December 31, 2010, revenues decreased 0.2% to $37,525,639, compared with revenues of $37,592,668 in the same period of the prior year.  Operating income for the three months ended December 31, 2010 decreased 26.8% to $1,090,449, compared with $1,489,455 in the same period of the prior year.  Net income decreased 24.4% to $551,366, or $0.05 per basic and diluted share, compared with $729,530, or $0.07 per basic and diluted share in the same period of the prior year.

For the nine months ended December 31, 2010, revenues increased 0.5% to $110,706,205, compared with revenues of $110,135,424 in the same period of the prior year.  Operating income for the nine months ended December 31, 2010 decreased 1.9% to $2,969,364, compared with $3,027,075 in the same period of the prior year.  Net income increased 0.8% to $1,461,326, or $0.13 per basic and diluted share, compared with $1,450,447, or $0.13 per basic and diluted share in the same period of the prior year.

The increase in revenues for the nine months ended December 31, 2010 was due primarily to:  (i) a full nine months of revenues in the current year period related to a contract that commenced at various dates during the prior year period to provide security services to a major transportation company and (ii) expansion of services provided to new and existing security customers and several airlines.  The increase in our revenues was partially offset by:  (i) the loss of revenues associated with a contract with Delta Air Lines at John F. Kennedy International Airport (“JFK”); (ii) the loss of a contract to provide services to a major domestic airline carrier at Oakland International Airport (“OAK”); (iii) reduced demand for our services from several of our airline customers that we believe is primarily related to trends in the aviation industry toward reduced capacity and (iv) reductions in service hours and rates of certain security services customers.

The decrease in operating and net income for the three months ended December 31, 2010 compared to the corresponding period of the prior fiscal year was due mainly to:  (i) the loss of the aviation services contracts at JFK and OAK as noted above and (ii) higher wage and related benefit rates at Los Angeles International Airport (“LAX”) resulting from local living wage ordinances and a collective bargaining agreement which we were not able to fully recover through increases to our customer billing rates during the current year period.  The decrease in operating and net income was partially offset by expansion of security services to a major transportation services company and of services provided to new and existing security customers and several airlines as discussed above.

The increase in operating and net income for the nine months ended December 31, 2010 compared to the corresponding period of the prior fiscal year was due mainly to:  (i) a full nine months of operations under a contract that commenced at various dates during the prior year period to provide security services to a major transportation company and (ii) expanded security services provided to new and existing customers as described above.  The increase in operating and net income was partially offset by: (i) the loss of the aviation services contracts at JFK and OAK as noted above and (ii) higher wage and related benefit rates at LAX as previously discussed.

Commenting on the results from the third fiscal quarter of 2010, Edward S. Fleury, Chief Executive Officer of Command Security, stated, “Once again this quarter, the expansion of our security services business has been unfavorably impacted by the loss of large aviation services contracts.  The marketplace continues to be highly competitive as there is still a high degree of uncertainty about the likelihood, shape and timing of an economic recovery, but we believe that our operating strategies are working and that fundamentals underlying our core business are solid.  In spite of this challenging business environment, we are pleased with our relatively consistent third-quarter and year-to-date performance, and our sales pipeline remains robust as we continue to bid and win new security services contracts from customers involved in a wide variety of industries.  We are currently evaluating a number of alternatives that would allow us to expand the depth and breadth of our security-based offerings and further accelerate our growth.  As always, we are committed to providing our customers and business partners the most efficient and effective solutions to their security needs both now and in the future.”

Barry I Regenstein, President of Command Security, stated, “We continue our efforts to position our company for growth and improved operating efficiencies.  We are proud of our talented employees and management team, and their dedication to our customers, consistent outstanding performance and persistent focus on operating efficiencies.  Looking forward to fiscal 2012, we will continue to seek to be agile and innovative in meeting our customers’ needs and optimizing our services portfolio so that we remain well positioned to meet the needs of our current and targeted customers.”

About Command Security Corporation

Command Security Corporation provides uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States.  We safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today.  By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns.  We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security.  Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees.  For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by Command Security Corporation (referred to herein as the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company.  Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed with the Securities and Exchange Commission, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which are publicly available at the Securities and Exchange Commission’s website at www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended December 31, (Unaudited)		Nine Months Ended December 31, (Unaudited)
	2010	2009	2010	2009
Revenues	$37,525,639	$37,592,668	$110,706,205	$110,135,424
Operating income	1,090,449	1,489,455	2,969,364	3,027,075
Other expense	66,083	110,225	245,038	349,928
Provision for income taxes	473,000	649,700	1,263,000	1,226,700
Net income	$551,366	$729,530	$1,461,326	$1,450,447
Net income per common share
Basic	$0.05	$0.07	$0.13	$0.13
Diluted	$0.05	$0.07	$0.13	$0.13
Weighted average number of common shares outstanding
Basic	10,874,098	10,872,098	10,872,765	10,840,467
Diluted	11,074,769	11,119,264	11,109,460	11,219,977

Balance Sheet Highlights	December 31, 2010	March 31, 2010
	(Unaudited)	(Audited)

Cash	$33,356	$1,211,948
Accounts receivable	22,878,978	23,131,801
Total current assets	28,588,765	28,540,443
Total assets	36,623,218	36,715,081
Total current liabilities	17,348,045	19,116,985
Short-term debt	10,546,937	10,995,744
Total liabilities	18,021,743	19,931,846
Stockholders’ equity	18,601,475	16,783,235
Total liabilities and stockholders’ equity	$36,623,218	$36,715,081